 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-269031
SUPPLEMENT NO. 1, DATED FEBRUARY 21, 2023
(to the Proxy Statement/Prospectus dated February 8, 2023)
SUPPLEMENT TO
PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF
SUMMIT HEALTHCARE ACQUISITION CORP.
AND
PROSPECTUS FOR UP TO 30,045,800 ORDINARY SHARES, 16,750,000 WARRANTS AND 16,750,000
ORDINARY SHARES ISSUABLE UPON EXERCISE OF WARRANTS
OF
YISHENGBIO CO., LTD
On February 8, 2023, Summit Healthcare Acquisition Corp. (“Summit”) filed and commenced mailing the definitive proxy statement/prospectus dated February 8, 2023 (the “Proxy Statement/Prospectus”) related to the extraordinary general meeting of shareholders to be held originally on March 1, 2023 to consider and vote upon, among other things, the approval of its previously announced proposed business combination (the “Business Combination”). YishengBio Co., Ltd (to be renamed as YS Biopharma Co., Ltd., herein referred to as “YS Biopharma”) filed the Proxy Statement/Prospectus with the U.S. Securities and Exchange Commission (the “SEC”) as part of a registration statement (the “Registration Statement”) on Form F-4 (Registration No. 333-269031) relating to the issuance of up to 30,045,800 ordinary shares, 16,750,000 warrants and 16,750,000 ordinary shares issuable upon exercise of warrants of YS Biopharma in connection with the Business Combination.
This supplement No. 1, dated February 21, 2023 (this “Supplement”), is being filed by YS Biopharma with the SEC to update, amend and supplement certain information contained in the Proxy Statement/Prospectus, which forms part of the Registration Statement. Except as otherwise set forth below, the information in the Proxy Statement/Prospectus remains unchanged. The page reference is to the page in the Proxy Statement/Prospectus, and terms used herein, unless otherwise defined, have the meanings set forth in the Proxy Statement/Prospectus.
This Supplement is not complete without, and may not be utilized except in connection with, the Proxy Statement/Prospectus, including any supplements and amendments thereto.
You should read carefully and in their entirety this Supplement and the Proxy Statement/Prospectus and all accompanying annexes and exhibits. In particular, you should review and consider carefully the matters discussed under the heading “Risk Factors” beginning on page 61 of the Proxy Statement/Prospectus.
Neither the SEC nor any state securities regulatory agency has approved or disapproved the transactions described in the Proxy Statement/Prospectus or any of the securities to be issued in the Business Combination (as defined in the Proxy Statement/Prospectus), passed upon the merits or fairness of the Business Combination or related transactions or passed upon the adequacy or accuracy of the disclosure in the Proxy Statement/Prospectus or this Supplement. Any representation to the contrary constitutes a criminal offense.
This Supplement to the Proxy Statement/Prospectus is dated February 21, 2023

Supplemental Disclosures to the Proxy Statement/Prospectus
The following supplemental information should be read in conjunction with the Proxy Statement/Prospectus, which should be read in its entirety.
1.
The Extraordinary General Meeting has been rescheduled from 9:00 a.m. Eastern Time on March 1, 2023 to 9:00 a.m. Eastern Time on March 14, 2023, and the redemption deadline has been extended from 5:00 p.m. Eastern Time on February 27, 2023 to 5:00 p.m. Eastern Time on March 10, 2023, two business days prior to the vote at the rescheduled Extraordinary General Meeting. February 2, 2023 will remain as the Record Date for the rescheduled Extraordinary General Meeting. As such, the disclosure in the Proxy Statement/Prospectus relating to the time of Extraordinary General Meeting to be held by Summit for, among others, approval of the Business Combination Proposal, the Merger Proposal and the Adjournment Proposal, and the related redemption deadline, is hereby updated, amended and supplemented to read as follows:

“The Extraordinary General Meeting of Summit Shareholders for the Business Combination has been rescheduled to 9:00 a.m. Eastern Time on March 14, 2023, and the redemption deadline has been extended to 5:00 p.m. Eastern Time on March 10, 2023, two business days prior to the vote at the rescheduled Extraordinary General Meeting. February 2, 2023 remains as the Record Date for the rescheduled Extraordinary General Meeting.
Any demand for redemption may be withdrawn at any time, with Summit’s consent, until the vote is taken with respect to the Business Combination. If a shareholder of Summit has delivered its shares for redemption to Summit’s transfer agent and has decided within the required timeframe not to exercise its redemption rights, it may request that Summit’s transfer agent return the shares (physically or electronically). Such requests may be made by contacting Summit’s transfer agent at:
Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004
Attention: SPAC Redemption Team
Email: spacredemptions@continentalstock.com
If you have already returned a validly executed proxy card, your votes will be recorded unless you submit a subsequent proxy or otherwise revoke your prior proxy prior to the Extraordinary General Meeting. If your shares are held in “street name” you may revoke any prior vote or proxy by following the telephone and/or Internet voting procedures provided to you by your bank or broker until 9:00 a.m. Eastern Time on March 14, 2023.
The Extraordinary General Meeting will be held at 9:00 a.m. Eastern Time on March 14, 2023 at 35th Floor, Two Exchange Square, 8 Connaught Place Central, Hong Kong and virtually via live webcast. Rather than attending in person, Summit Shareholders are encouraged to attend via live webcast at https://www.cstproxy.com/summithealthcarespac/2023 where they will be able to listen to the meeting live and vote during the meeting: Within the United States and Canada: +1 800-450-7155 (toll-free); outside of the United States and Canada: +1 857-999-9155 (standard rates apply); Conference ID: 0968107#. To register and receive access to the hybrid virtual meeting, registered shareholders and beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in the proxy statement distributed by Summit in connection with Extraordinary General Meeting.
Every Summit Shareholder’s vote is important, regardless of the number of shares held. For questions and assistance, Summit Shareholders may contact Advantage Proxy, Inc., Summit’s proxy solicitor, at 1-877-870-8565 or 1-206-870-8565 (banks and brokers) or email at ksmith@advantageproxy.com.”
Cautionary Statement Regarding Forward-Looking Statements
This communication includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by these forward-looking statements. Although each of Summit and YS Biopharma believes that it has a reasonable basis for each forward-looking statement contained in this

Communication, each of Summit and YS Biopharma caution you that these statements are based on a combination of facts and factors currently known and projections of the future, which are inherently uncertain. In addition, there are risks and uncertainties described in the proxy statement/prospectus included in the Registration Statement relating to the proposed Business Combination and other documents filed by YS Biopharma or Summit from time to time with the SEC. These filings may identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Neither Summit nor YS Biopharma can assure you that the forward-looking statements in this Communication will prove to be accurate. These forward-looking statements are subject to a number of risks and uncertainties, including, among others, the ability to complete the Business Combination transaction due to the failure to obtain approval from Summit’s shareholders or satisfy other closing conditions in the business combination agreement, the occurrence of any event that could give rise to the termination of the business combination agreement, the ability to recognize the anticipated benefits of the Business Combination, the amount of redemption requests made by Summit’s public shareholders, costs related to the Business Combination, the impact of the global COVID-19 pandemic, the risk that the Business Combination disrupts current plans and operations as a result of the announcement and consummation of the Business Combination, the outcome of any potential litigation, government or regulatory proceedings, the sales performance of the marketed vaccine product and the clinical trial development results of the product candidates of YS Biopharma, and other risks and uncertainties, including those to be included under the heading “Risk Factors” in the Registration Statement and those included under the heading “Risk Factors” in the annual report on Form 10-K for year ended December 31, 2021 of Summit and in its subsequent quarterly reports on Form 10-Q and other filings with the SEC. There may be additional risks that neither Summit nor YS Biopharma presently know or that Summit and YS Biopharma currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In light of the significant uncertainties in these forward-looking statements, nothing in this Communication should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. The forward-looking statements in this Communication represent the views of Summit and YS Biopharma as of the date of this Communication. Subsequent events and developments may cause those views to change. However, while Summit and YS Biopharma may update these forward-looking statements in the future, there is no current intention to do so, except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing the views of Summit or YS Biopharma as of any date subsequent to the date of this Communication. Except as may be required by law, neither Summit nor YS Biopharma undertakes any duty to update these forward-looking statements.
Important Information for Shareholders and Investors
The Business Combination will be submitted to shareholders of Summit for their consideration and approval at the Extraordinary General Meeting. Summit and YS Biopharma prepared the Registration Statement on Form F-4 for YS Biopharma that was declared effective by the SEC on February 7, 2023, which includes a definitive proxy statement which has been distributed to Summit’s shareholders in connection with Summit’s solicitation for proxies for the vote by Summit’s shareholders in connection with the Business Combination and other matters as described in the Registration Statement. Summit has mailed the definitive proxy statement and other relevant documents to its shareholders as of the Record Date. Summit’s shareholders and other interested persons are advised to read the definitive proxy statement/prospectus in connection with Summit’s solicitation of proxies for the Extraordinary General Meeting to be held to approve, among other things, the proposed Business Combination, because these documents contain important information about Summit, YS Biopharma and the proposed Business Combination. Summit’s shareholders may also obtain a copy of the definitive proxy statement as well as other documents filed with the SEC by YS Biopharma regarding the proposed Business Combination and documents filed with the SEC by Summit, without charge, at the SEC’s website located at https://www.sec.gov.
Participants in the Solicitation
Summit, YS Biopharma and their respective directors, executive officers and other members of management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies of Summit’s shareholders in connection with the proposed Investors and security holders may obtain more detailed information regarding Summit’s directors and executive officers in Summit’s filings with the SEC. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to Summit’s shareholders in connection with the proposed Business Combination, including a description of their direct and indirect interests, which may, in some cases, be different than those of Summit’s shareholders generally, is set forth in the Registration Statement. Shareholders, potential investors and other interested persons should read the Registration Statement carefully before making any voting or investment decisions.
No Offer or Solicitation
This Communication is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed Business Combination, and does not constitute an offer to sell or the solicitation of an offer to buy any securities of Summit or YS Biopharma, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended.
This Communication is not a substitute for the Registration Statement or for any other document that Summit or YS Biopharma has filed and may file with the SEC in connection with the proposed Business Combination. You are urged to read the documents filed with the SEC carefully and in their entirety because they will contain important information. You may obtain free copies of other documents filed with the SEC by Summit and YS Biopharma through the website maintained by the SEC at https://www.sec.gov.